Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces 2006 First-Quarter Results

Bristol, PA, June 1, 2006 – StoneMor Partners L.P. (NASDAQ: STON) today announced its operating results for the first quarter ended March 31, 2006.

The following table summarizes selected comparative items that the Partnership believes are representative of its operating performance for the periods presented.

	Three Months Ended March 31,
(in thousands)	2005	2006
Total Revenues	$20,966	$26,652
Operating Profit	2,469	3,127
Net Income (Loss)	668	941
Distributable Free Cash Flow (a)	4,114	3,255

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

For the three months ended March 31, 2006, the Company reported an increase in revenues of $5.6 million or 27% compared to the corresponding quarter of 2005. This increase is primarily attributable to $3.2 million in revenues from acquired properties, $1.0 million in completion of mausoleum construction, $0.5 million in increased lot sales, and the balance from increased vault installations, although these installations were less than planned. Additionally, the Company achieved modest gains in at-need and funeral home revenues (excluding acquired funeral homes).

The Company reported a 27% increase in operating profit for the three months ended March 31, 2006, as compared to the same quarter in 2005. This increase in operating profit is significantly attributable to the acquired properties. The same-store properties were also improved from last year, but an increase in home office costs of $0.8 million offset much of the increase. The home office increase results from increased professional fees related to the finalization of Sarbanes-Oxley audit procedures, increased personnel required for the compliance with Sarbanes-Oxley and staffing of new acquisitions of $0.6 million, and increased franchise taxes of $0.2 million.

During the first quarter of 2006, the Company’s net income increased by 41%, as compared to the same quarter in 2005. This increase was achieved despite the professional fee increases noted above, and despite the increase in franchise taxes of $0.2 million, and federal and state income taxes of $0.2 million. Cost of Sales as a percentage of revenues decreased slightly. This improved margin resulted mostly from price increases that offset increases in product costs. Selling Expenses increased as a percentage of sales due to increased sales incentives that generated greater sales and dollar profits. Funeral home profits also improved as a result of newly acquired locations.

Operating Statistics

The trends in operating statistics for the three months ended March 31 that the Company believes to be most important in evaluating performance are as follows:

	2005	2006
Interments performed	5,978	6,372
Cemetery revenues per interment performed	$3,403	$3,947
Aggregate value of contracts written (in thousands)	$21,429	$28,128

The improvements in these operating statistics are primarily due to the successful integration of the properties acquired last November and the continued execution of the Company’s business strategy of cultivating and supporting experienced sales personnel. The increase in the aggregate value of contracts written significantly increases the backlog of revenue to be recognized.

Distributable Free Cash Flow

The Company defines distributable free cash flow as net cash provided by operating activities before appropriate reserves, if any, adjusted for expenditures related to its initial public offering, less maintenance capital expenditures and debt payments not funded by the proceeds of that offering, and other expenditures not related to normal operating activities during the period presented. A reconciliation between net cash provided by operating activities (the GAAP financial measure the Company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the quarters ended March 31, 2005 and 2006 follows:

	Three Months Ended March 31,
(in thousands)	2005	2006
Net cash provided by operating activities	$3,342	$2,643
Maintenance capital expenditures not funded by the public offering proceeds	(562)	(671)
Annual payment of income taxes for 2005 paid in 2006	—	1,671
Quarterly reserve for payment of income taxes	—	(418)
Payment of state taxes related to the conversion to an MLP	143	—
Annual payment of corporate bonuses for 2004 paid in 2005	1,588	—
Quarterly reserve for payment of annual bonuses	(397)	—

Distributable free cash flow	$4,114	$3,255

The decrease in distributable free cash flow results from a decrease during the quarter of merchandise purchased and delivered, and a decrease in income and capital gains distributed from the Company’s trusts, when compared to the first quarter of last year. The Company anticipated these decreases as merchandise purchases and trust income and gain distributions during the first quarter of last year were higher than normal. The first quarter is traditionally the quarter with the least cash flow. Additionally, the Company’s casket manufacturer temporarily slowed deliveries during the first quarter to renovate production facilities. These deliveries are being increased during the remainder of the year. The cash flow received from vault installations was less than anticipated due to the installation of uninstalled 2005 vaults. Vault installations during the remainder of 2006 are expected to make up for this first-quarter shortfall. Overall, the decrease in distributable free cash flow during the first quarter is primarily a timing difference. Additionally, the Company is now just beginning to implement its merchandise purchasing strategy in its recently acquired properties.

Distributable free cash flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Acquisitions

On November 1, 2005, the Company acquired 22 cemeteries and six funeral homes. These properties are performing well and account for much of the improvement in operations for the first quarter. The Company is continually evaluating other acquisition opportunities and hopes to be in a position to announce further acquisitions within the near future.

Investors’ Conference Call

An investors’ conference call to review the 2006 first quarter results will be held on June 5, 2006 at 11:00 AM Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 PM Eastern Time on June 19, 2006. The reservation number for the audio replay is as follows: 21293893. The audio replay of the conference call will also be archived on StoneMor’s website at http://stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries in the United States, with 154 cemeteries and 14 funeral homes in 13 states. StoneMor is the only publicly traded deathcare company focused almost exclusively on cemeteries and is the only publicly held deathcare company structured as a master limited partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-looking Statements

Certain statements contained in this press release, including but not limited to, information regarding the status and progress of StoneMor’s operating activities, the plans and objectives of StoneMor’s management, assumptions regarding StoneMor’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “anticipate,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of StoneMor’s significant leverage on its operating plans; the ability of StoneMor to service its debt; StoneMor’s ability to attract, train, and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products, variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets from Service Corporation International, disclosed within this press release; and various other uncertainties associated with the deathcare industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2005	March 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,925	$6,724
Accounts receivable, net of allowance	29,991	29,805
Prepaid expenses	2,420	2,516
Other current assets	1,316	2,211

Total current assets	40,652	41,256

LONG-TERM ACCOUNTS RECEIVABLE - net of allowance	33,672	33,185
CEMETERY PROPERTY	164,772	163,433
PROPERTY AND EQUIPMENT, net of accumulated depreciation	27,091	25,864
MERCHANDISE TRUSTS, restricted, at fair value	113,432	115,935
PERPETUAL CARE TRUSTS, restricted, at fair value	136,719	141,188
DEFERRED FINANCING COSTS - net of accumulated amortization	1,985	1,799
DEFERRED SELLING AND OBTAINING COSTS	30,554	31,352
OTHER ASSETS	1,958	1,998

TOTAL ASSETS	$550,835	$556,010

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,461	$5,995
Accrued interest	260	222
Current portion, long-term debt	641	382

Total current liabilities	8,362	6,599

LONG-TERM DEBT	86,304	87,675
DEFERRED CEMETERY REVENUES, net	167,844	172,992
MERCHANDISE LIABILITY	42,621	41,877

TOTAL LIABILITIES	305,131	309,143

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	136,719	141,188
PARTNERS’ EQUITY
General partner	1,537	1,470
Limited partners:
Common	72,750	71,078
Subordinated	34,698	33,131

Total partners’ equity	108,985	105,679

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$550,835	$556,010

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2006.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended March 31,
	2005	2006
Revenues:
Cemetery	$20,345	$25,192
Funeral home	621	1,460

Total revenues	20,966	26,652

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Land and crypts	963	1,447
Perpetual care	615	736
Merchandise	1,279	1,273
Cemetery expense	4,717	5,636
Selling expense	4,191	5,647
General and administrative expense	2,378	3,064
Corporate overhead	3,075	3,808
Depreciation and amortization	845	821
Funeral home expense	434	1,093

Total cost and expenses	18,497	23,525

OPERATING PROFIT	2,469	3,127

INTEREST EXPENSE	1,581	1,733

INCOME BEFORE INCOME TAXES	888	1,394

INCOME TAXES:
State	40	143
Federal	180	310

Total income taxes	220	453

NET INCOME	$668	$941

General partner’s interest in net income for the period	$13	$19

Limited partners’ interest in net income for the period
Common	$327	$476
Subordinated	$327	$446

Net income per limited partner unit (basic and diluted)	$.08	$.11

Weighted average number of limited partners’ units outstanding (basic and diluted)	8,480	8,760

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2006.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2005	2006
OPERATING ACTIVITIES:
Net income	$668	$941
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	802	1,043
Depreciation and amortization	845	821
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	830	280
Allowance for doubtful accounts	—	397
Merchandise trust fund	1,958	(1,513)
Prepaid expenses	(839)	(96)
Other current assets	(175)	(339)
Other assets	(4)	(38)
Accounts payable and accrued and other liabilities	(1,884)	(1,558)
Deferred selling and obtaining costs	(536)	(798)
Deferred cemetery revenue	3,266	4,061
Merchandise liability	(1,589)	(765)
Other	—	207

Net cash provided by operating activities	3,342	2,643

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	—	(464)
Additions to cemetery property	(227)	(878)
Divestiture of funeral home	—	2,091
Addtitions to property and equipment	(746)	(458)

Net cash provided by (used in) investing activities	(973)	291

FINANCING ACTIVITIES:
Cash distribution	(4,438)	(4,247)
Additional borrowings on long-term debt	—	1,400
Repayments of long-term debt	—	(288)

Net cash provided by (used in) financing activities	(4,438)	(3,135)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,069)	(201)
CASH AND CASH EQUIVALENTS - Beginning of period	14,474	6,925

CASH AND CASH EQUIVALENTS - End of period	$12,405	$6,724

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$1,576	$1,772

Cash paid during the period for income taxes	$671	$1,671

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2006.